Exhibit F-3(a)




                                                  October 4, 2002




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

          With respect to (1) the Application-Declaration (the "Application-Declaration") on Form U-1, as amended (File No. 70-
9753), filed by Entergy Corporation ("Entergy"), System Energy Resources, Inc. ("SERI") and the other companies named therein with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by SERI of one or more new series of SERI's First Mortgage Bonds and the participation by Entergy in one or more assignments of the Capital Funds Agreements in support thereof, as referred to and described in the Application-Declaration; (2) the Commission's orders dated December 6, 2000 and September 11, 2002 (together, the "Orders") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said First Mortgage Bonds; and (3) the execution and delivery by Entergy on September 24, 2002 of the Thirty-fourth Supplementary Capital Funds Agreement and Assignment dated as of September 1, 2002 (the "Thirty-fourth Supplementary Capital Funds Agreement") to the Trustee under SERI's Mortgage and Deed of Trust dated as of June 15, 1977, as amended and supplemented, for the benefit of the holders of SERI's $70,000,000 First Mortgage Bonds, 4 7/8% Series due October 1, 2007, we advise you that in our opinion:

          (a) Entergy is a corporation duly organized and validly existing under the laws of the State of Delaware;

          (b) the execution and delivery of the Thirty-fourth Supplementary Capital Funds Agreement have been consummated in accordance with the Application-
     Declaration, as amended, and the Orders;

          (c)    all  state  laws  that  relate  or   are
     applicable to the execution and delivery of the Thirty-fourth Supplementary Capital Funds Agreement
     (other than so-called "blue sky" or similar laws, upon which we do not express an opinion herein) have been complied with;

          (d)   the  Thirty-fourth Supplementary  Capital
     Funds Agreement is a valid and binding obligation of
     Entergy in accordance with its terms, except as  may
     be  limited  by  applicable bankruptcy,  insolvency,
     fraudulent  conveyance,  reorganization   or   other
     similar laws affecting enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law); and

          (e) the consummation of the execution and delivery of the Thirty-fourth Supplementary Capital
     Funds Agreement has not violated the legal rights of the holders of any securities issued by Entergy or any associate company thereof.


          We are members of the New York Bar. This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

          Our consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                              Very truly yours,

                              /s/ Thelen Reid & Priest LLP

                              THELEN REID & PRIEST LLP